UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2009

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 17, 2009, Hansen Medical, Inc. (the “Company”) entered into a common stock purchase agreement (the “Agreement”) with Piper Jaffray & Co. (the “Underwriter”) pursuant to which the Company agreed to offer and sell 11,692,000 shares of the Company’s common stock, par value $0.0001 per share, in an underwritten public offering. Pursuant to the Agreement, the Underwriter has agreed to purchase the shares of common stock from the Company at a price of $3.055 per share, which will result in approximately $35,134,060 of net proceeds to the Company, after estimated expenses. The Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The shares are being offered and sold under a prospectus supplement that has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Act”) in connection with an offering pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-149561) (the “Initial Registration Statement”), and a registration statement on Form S-3 (Registration No. 333-158618) filed with the Commission pursuant to Rule 462(b) under the Act (together with the Initial Registration Statement, the “Registration Statement”). The offering is expected to settle on April 22, 2009.

The Agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference. The description of the material terms of the Agreement is qualified in its entirety by reference to such exhibit. The representations and warranties made by the parties to the Agreement were made solely for purposes of the Agreement and to allocate risk between the parties. You should not rely on the representations, warranties and covenants in the Agreement. The opinion of the Company’s counsel regarding the validity of the shares of the Company’s common stock being issued and sold in connection with the Agreement is filed as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement dated April 17, 2009 by and between Hansen Medical, Inc. and Piper Jaffray & Co.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in its opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: April 20, 2009	/s/ STEVEN M. VAN DICK
Steven M. Van Dick Chief Financial Officer